Exhibit 21.1

	STATE or JURISDICTION of INCORPORATION	PERCENT of OWNERSHIP
VIASYS Healthcare Inc.	Delaware
Bird Products Corporation	California	100%
Bird Life Design Corporation	California	100%
Bird Products (Japan), Ltd.	Japan	100%
Corpak LLC	Delaware	100%
E.M.E. (Electro Medical Equipment) Limited	England	100%
EME Medical Limited	England	100%
Synchromed Limited	England	100%
Synchrony Limited	England	100%
EME Medical Inc.	Delaware	100%
EME Medical LLC	Nevada	100%
Grason-Stadler, Inc.	Massachusetts	100%
Nicolet Biomedical Japan Inc.	Japan	100%
Nicolet Biomedical Ltd.	England	100%
Nicolet Vascular Inc.	Delaware	100%
Scimed Limited	England	100%
SensorMedics Corporation	California	100%
VIASYS Healthcare GmbH	Germany	100%
Sensormedics B.V.	Netherlands	100%
Erich Jaeger Benelux B.V.	Netherlands	100%
Erich Jaeger U.K. Ltd.	England	100%
SensorMedics GmbH	Germany	100%
Tecomet Inc.	Massachusetts	100%
VIASYS Polymer Products LLC	Delaware	100%
VIASYS Healthcare S.A.R.L.	France	100%
VIASYS Holdings Inc.	Delaware	100%
Micro Medical Ltd.	England	100%
MicroGas Ltd.	England	100%
MicroPulse Ltd.	England	100%
PulseTrace Ltd.	England	100%
MicroMedical Deutschland GmbH	Germany	100%
VIASYS Healthcare Island ehf	Iceland	100%
VIASYS Healthcare NV	Belgium	100%
VIASYS Healthcare Spain SA	Spain	100%
VIASYS NeuroCare BV	Netherlands	100%
VIASYS NeuroCare France SA	France	100%
VIASYS NeuroCare Italy SpA	Italy	100%
VIASYS NeuroCare Nederlands BV	Netherlands	100%
VIASYS NeuroCare Inc.	Delaware	100%
VIASYS NeuroCare Instruments Inc.	Delaware	100%
VIASYS NeuroCare Supplies Inc.	New York	100%